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Exhibit 23

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-101543, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the 1992 Non-Employee Director Stock Option Plan and the Edward B. Caudill Stock Option Plan and Agreement, Form S-8 No. 333-37544 and Form S-8 No. 33-55824, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan and the 1992 Non-Employee Director Stock Option Plan, Form S-8 No. 333-15167, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, Form S-3 No. 333-73678, pertaining to the registration of 2,359,954 shares of Fleetwood Enterprises, Inc. Common Stock, Form S-3 No. 333-102585, pertaining to the registration of 40,000,000 shares of Fleetwood Enterprises, Inc. Common Stock and Form S-3 No. 333-113730 pertaining to the registration of convertible subordinated debentures and underlying shares of Fleetwood Enterprises, Inc. Common Stock of our report dated June 29, 2004, with respect to the consolidated financial statements of Fleetwood Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended April 25, 2004.

        Our audits also included the financial statement schedule of Fleetwood Enterprises, Inc. listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Orange County, California July 7, 2004

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Consent of Independent Registered Public Accounting Firm